Exhibit 5.1

OPINION AND CONSENT OF ANDREW BONZANI

November 12, 2010

International Business Machines Corporation
New Orchard Road
Armonk, NY 10504

Ladies and Gentlemen:

I am Vice President, Assistant General Counsel and Secretary of International Business Machines Corporation (herein called the “Corporation”) and an attorney duly admitted to practice in the State of New York.  I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) regarding the shares of common stock, par value $.20 per share, of the Corporation (the “Shares”) to be issued pursuant to the Netezza Corporation 2000 Stock Incentive Plan, as amended, and 2007 Stock Incentive Plan, as amended (collectively, the “Benefit Plans”).

I have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed opinion with respect to the matters covered hereby.

Based upon the foregoing, I am of the opinion that, when issued or sold in accordance with the terms of the Benefit Plans, the Shares will be duly authorized, legally issued, fully paid and nonassessable.  The Benefit Plans do not require IBM shareholder approval because directors and officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) will not be receiving awards under the Benefit Plans.

I hereby consent to the use of my name in the Registration Statement as counsel who has passed upon the legality of the Shares, and to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

By:	/s/ Andrew Bonzani, Esq.
Name: Andrew Bonzani, Esq.
Title: Vice President, Assistant General Counsel and Secretary